UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

ARNO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52153	52-2286452
(Commission File Number)	(IRS Employer
Identification No.)

200 Route 31 North, Suite 104
Flemington, NJ 08822

(Address of principal executive offices and Zip Code)

(862) 703-7170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2014, Arno Therapeutics, Inc. (the “Company” or “Arno”) entered into a Separation Agreement (the “Separation Agreement”) with Glenn R. Mattes, the Company’s former President and Chief Executive Officer and member of its Board of Directors. Pursuant to the Separation Agreement, Mr. Mattes and Arno mutually agreed that Mr. Mattes’ employment with Arno, as well as the Employment Agreement between Arno and Mr. Mattes dated April 25, 2011 (the “Employment Agreement”), terminated on July 18, 2014 (the “Separation Date”). Mr. Mattes also resigned as a director of Arno effective as of the Separation Date.

In accordance with the terms of the Separation Agreement, and subject to Mr. Mattes’ non-revocation of a release of claims, Arno will continue to pay to Mr. Mattes his current annualized base salary for a period of 13 months following the Separation Date, which amounts to an aggregate of $426,508.33. In addition, the Separation Agreement provides that all vested stock options held by Mr. Mattes as of the Separation Date will remain exercisable for a period of three years following the Separation Date and such stock options may be exercised on a cashless (net) exercise basis. Accordingly, as of the Separation Date, Mr. Mattes holds stock options to purchase 432,896 shares of the Company’s common stock, all of which are exercisable at $2.40 per share. In consideration of the foregoing, the Separation Agreement provides for Mr. Mattes’ release of claims.

The foregoing description of the material terms of the Separation Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached hereto and incorporated by reference herein as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement by and between Arno Therapeutics, Inc. and Glenn R. Mattes dated July 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2014

Arno Therapeutics, Inc.

By:	/s/ Lawrence Kenyon
Lawrence Kenyon
Chief Operating Officer and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement by and between Arno Therapeutics, Inc. and Glenn R. Mattes dated July 25, 2014.